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                                                                    EXHIBIT 99.7

PROSPECTUS SUPPLEMENT

                                  INTERESTS IN

                         SBERA 401(k) PLAN AS ADOPTED BY
                             BENJAMIN FRANKLIN BANK

                                       AND

                       OFFERING OF UP TO 630,488 SHARES OF

                         BENJAMIN FRANKLIN BANCORP, INC.
                           COMMON STOCK (NO PAR VALUE)

      This prospectus supplement relates to the offer and sale to participants in the SBERA 401(k) Plan as adopted by Benjamin Franklin Bank (the "Plan" or "401(k) Plan") of participation interests and shares of common stock of Benjamin Franklin Bancorp the holding company of Benjamin Franklin Bank.

      The Board of Trustees of Benjamin Franklin Bancorp has adopted a plan to convert Benjamin Franklin Bancorp from its current form as a Massachusetts-chartered mutual holding company, known as Benjamin Franklin Bancorp, M.H.C., to a Massachusetts-chartered business corporation and stock holding company. As part of the conversion, Benjamin Franklin Bancorp will simultaneously offer shares of its common stock to the public under certain purchase priorities in the plan of conversion. At the same time as the conversion, Benjamin Franklin Bancorp will acquire Chart Bank of Waltham, Massachusetts.

      In connection with the offering of Benjamin Franklin Bancorp common stock, 401(k) Plan participants will be permitted to direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Benjamin Franklin Bancorp common stock through the Employer Stock Fund. Based upon the value of the 401(k) Plan assets at December 31, 2004, the trustee of the 401(k) Plan could purchase up to 630,488 shares of Benjamin Franklin Bancorp common stock assuming a purchase price of $10 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Benjamin Franklin Bancorp common stock.

      The prospectus dated [DATE], 2005, of Benjamin Franklin Bancorp, which we have provided to you with this prospectus supplement, includes detailed information regarding the conversion, the Chart Bank acquisition, the common stock and the financial condition, results of operations and business of Benjamin Franklin Bancorp and Benjamin Franklin Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

      Please refer to "Risk Factors" beginning on page __ of the prospectus.

      THE SECURITIES OFFERED IN THIS SUPPLEMENT ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE THE INTERESTS IN THE PLAN OR THE OFFERING OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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      This prospectus supplement may be used only in connection with offers and sales by Benjamin Franklin Bancorp of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

      You should rely only on the information contained in this prospectus supplement and the attached prospectus. Benjamin Franklin Bancorp, Inc. and the Plan have not authorized anyone to provide you with information that is different.

      This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Benjamin Franklin Bancorp, Inc. or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

             The date of this Prospectus Supplement is [DATE], 2005.

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                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
THE OFFERING.................................................................................1
    Securities Offered.......................................................................1
    Election to Purchase the Common Stock in the Conversion..................................1
    Value of Participation Interests.........................................................2
    Method of Directing Transfer.............................................................2
    Time for Directing Transfer..............................................................2
    Irrevocability of Transfer Direction.....................................................2
    Direction to Purchase the Common Stock After the Conversion..............................2
    Common Stock in the Conversion will be Purchased at $10 Per Share........................3
    Nature of a Participant's Interest in the Employer Stock Fund............................3
    Voting and Tender Rights of the Common Stock.............................................4

DESCRIPTION OF THE PLAN......................................................................4
    Introduction.............................................................................4
    Eligibility and Participation............................................................5
    Contributions Under the Plan.............................................................5
    Limitations on Contributions.............................................................5
    Investment of Contributions..............................................................6
    Benefits Under the Plan.................................................................10
    Withdrawals and Distributions From the 401(k) Plan......................................10
    Administration of the Plan..............................................................10
    Reports to Plan Participants............................................................11
    Plan Administrator......................................................................11
    Amendment and Termination...............................................................11
    Merger, Consolidation or Transfer.......................................................11
    Federal Income Tax Consequences.........................................................11
    ERISA and Other Qualification...........................................................12
    Restrictions on Resale..................................................................12
    SEC Reporting and Short-Swing Profit Liability..........................................13

LEGAL OPINION...............................................................................14

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                                  THE OFFERING

SECURITIES OFFERED

      The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At [DATE], there were sufficient funds in the Plan to purchase up to approximately 630,488 shares of Benjamin Franklin Bancorp, Inc. common stock in the offering. Benjamin Franklin Bancorp, the holding company for Benjamin Franklin Bank, is the issuer of the common stock. Only employees of Benjamin Franklin Bank may participate in the 401(k) Plan. The interests offered under this prospectus supplement are conditioned on the consummation of the conversion. Your investment in the Employer Stock Fund in connection with the conversion is subject to priorities set forth in the plan of conversion of Benjamin Franklin Bancorp.

      This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the conversion, the Chart Bank acquisition and the financial condition, results of operations and business of Benjamin Franklin Bancorp, Benjamin Franklin Bank and Chart Bank. The address of the principal executive offices of Benjamin Franklin Bancorp and Benjamin Franklin Bank is 58 Main Street, Franklin, Massachusetts 02038-0309. The telephone number is (508) 528-7000.

ELECTION TO PURCHASE THE COMMON STOCK IN THE CONVERSION

      In connection with the conversion, Benjamin Franklin Bank has amended the 401(k) Plan to permit you to direct the trustee to transfer all or part of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the Employer Stock Fund (subject to the 20% limit described below). The trustee of the 401(k) Plan will subscribe for common stock offered for sale in connection with the conversion in accordance with each participant's direction. In the event the conversion offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the conversion offering, any funds that you designated for transfer to the Employer Stock Fund that are not applied toward the purchase of Benjamin Franklin Bancorp common stock will be treated as a new contribution to your 401(k) account and will be invested in the funds you have previously designated for the investment of future contributions

      All plan participants who are current employees of Benjamin Franklin Bank or who had deposits with Benjamin Franklin Bank with aggregate balances of at least $50.00 on May 31, 2003 or December 31, 2004 are eligible to direct a transfer of funds to the Employer Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion of Benjamin Franklin Bancorp. Participants who are depositors with accounts at Benjamin Franklin Bank with aggregate balances of at least $50.00 on May 31, 2003 have first priority, and participants who are depositors (other than Benjamin Franklin Bank officers, directors, trustees, corporators and their associates) with accounts at Benjamin Franklin Bank with aggregate balances of at least $50.00 on December 31, 2004 have second priority. Employees who did not have deposit accounts as of either of those dates will have fourth priority (after the third priority right of the Benjamin Franklin Bank employee stock ownership plan).

      No 401(k) Plan participant may direct the trustee to transfer in excess of 20% of the funds which represent such participant's beneficial interest in the assets of the 401(k) Plan to the Employer Stock Fund unless such participant has waived this limitation and signed a certificate that he or she understands the risk of Benjamin Franklin Bancorp stock ownership.

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VALUE OF PLAN ASSETS

      As of December 31, 2004, the market value of the assets of the 401(k) Plan totaled $6,304,882. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

      If you want to use your 401(k) Plan funds to purchase common stock in the Benjamin Franklin Bancorp offering, you must make a transfer of funds into the Employer Stock Fund from the other investment funds in which your funds are invested. You must do this by completing the attached form and submitting it to the Human Resources Department. The trustee will submit an order form on your behalf to purchase the maximum number of shares in the offering that can be purchased with the funds you transferred to the Employer Stock Fund. If you do not wish to make such an election at this time, you do not need to take any action.

TIME FOR DIRECTING TRANSFER

      The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in connection with the conversion is [ten (10) days] prior to [DATE], 2005, the Expiration Date of the offering. You should return the Contribution and Investment Form attached to this prospectus supplement to the Human Resources Department by [TIME], Massachusetts time, on [DATE], 2005.

IRREVOCABILITY OF TRANSFER DIRECTION

      You may not revoke your direction transfer amounts credited to your account in the Plan to the Employer Stock Fund for the purchase of stock in the offering. Pending completion of the Benjamin Franklin Bancorp initial public offering, the funds you transfer to the Employer Stock Fund will be held in an interest-bearing account at Benjamin Franklin Bank on the same terms as other subscribers in the initial public offering, as described in the attached prospectus.

DIRECTION TO PURCHASE THE COMMON STOCK AFTER THE CONVERSION

      After the conversion is completed, you may direct the trustee of the 401(k) Plan to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the trust fund to the Employer Stock Fund or to the other investment funds available under the 401(k) Plan. Alternatively, you may direct the trustee of the 401(k) Plan to transfer a certain percentage of your interest in the Employer Stock Fund to the trust fund and invested in another investment fund in accordance with the terms of the 401(k) Plan. You may direct the trustee to invest future contributions made to the 401(k) Plan on your behalf in the Employer Stock Fund or any of the other funds available under the 401(k) Plan. Following your initial election, you may change the allocation of your interest in the Employer Stock Fund on the first day of the beginning of the next payroll period by submitting an appropriate form to the Human Resources Department. You may obtain a form from the SBERA website (www.sbera.com). Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of Benjamin Franklin Bank who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934.

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COMMON STOCK IN THE CONVERSION WILL BE PURCHASED AT $10 PER SHARE

      The trustee will use the funds transferred to the Employer Stock Fund to purchase shares of common stock in the conversion. The trustee will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the conversion. Post-conversion purchases of common stock in the Employer Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the conversion price of $10 per share of common stock.

NATURE OF A PARTICIPANT'S INTEREST IN THE EMPLOYER STOCK FUND

      With the other investment funds in the 401(k) Plan, the funds purchase their underlying investment every pay period. Each investment fund's unit value is updated every day based on the total value of its underlying investments and the number of units held in the fund. Distributions, withdrawals, loans and investment transfers occur without having to wait until the end of the calendar quarter. Loan and transfer requests are made through the Plan trustee's website (www.sbera.com) or through the SBERA Voice Response System ("VRS"). However, the Employer Stock Fund differs from the other investment options in the 401(k) Plan in the following ways:

      - Any of your payroll contributions or employer matching funds that you direct into the Employer Stock Fund will be invested in the SBERA trust fund every pay period (as your payroll contributions are withheld from each paycheck). However, your money will be temporarily invested in a money market fund and earn interest until the end of the month, at which time the cash will be used to buy Benjamin Franklin Bancorp common stock.

      - The Employer Stock Fund's unit values will be determined only at the end of a month, based on the market value of all Benjamin Franklin Bancorp common stock the fund holds. The units you hold do not represent an equivalent number of Benjamin Franklin Bancorp common stock, but instead reflect your portion of the fund's holdings.

      - The value of your investment in the Employer Stock Fund that you can obtain from the SBERA website or the VRS will be its value based on the Employer Stock Fund unit value at the close of the prior month plus your deferrals, which are being held in money market fund until the end of the month.

      - If you invest in the Employer Stock Fund, all distributions and investment transfers you make involving that fund will be done only at the end of the applicable month using the appropriate administrative form, which must reach the Human Resources Department at least one week before the end of the month. Transfers of existing account balances into or out of the Employer Stock Fund cannot be initiated in the SBERA website or the VRS.

      - Withdrawals can only be drawn from your Employer Stock Fund at the end of a month, unlike the other funds, which can be drawn against on any day. Therefore, withdrawals will be drawn first from the other funds in which your account is invested, not your interest in the Employer Stock Fund. Only if there is not enough money in your other funds to meet your withdrawal amount will the remainder be drawn from your interest in the Employer Stock Fund at the end of the month. In that event, the entire amount of your withdrawal will not be made until after the end of the month.

      - When you request from the SBERA website or the VRS the amount available for loan, the amount will not include your interest in the Employer Stock Fund. If you wish to borrow from your interest in the Employer Stock Fund, you must first transfer an amount out of the

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            Employer Stock Fund, equal to twice the amount you wish to borrow, into one of the other investment funds. Then you can follow the usual procedures to request a loan from that investment fund.

VOTING RIGHTS OF THE COMMON STOCK

      The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund. However, in the event that a significant corporate transaction is proposed to the shareholders of Benjamin Franklin Bancorp, such as a merger or other change-in-control transaction, the plan administrator of the 401(k) Plan may seek voting instructions from the 401(k) Plan participants who have funds invested in the Employer Stock Fund. In such event, the plan administrator will vote all shares held in the Employer Stock Fund in accordance with the majority vote of Plan participants who provide voting instructions. For matters not involving a change-in-control transaction, the plan administrator will direct the vote of allocated shares and Plan participants will not have an opportunity to direct the voting of shares.

                             DESCRIPTION OF THE PLAN

INTRODUCTION

      Effective May 1, 1993, Benjamin Franklin Bank adopted the Benjamin Franklin Bank 401(k) Plan in the SBERA Common and Collective Trust. The 401(k) plan was amended and restated, effective January 1, 2004, and was subsequently amended on October 28, 2004 to permit 401(k) Plan participants to direct the trustee to transfer all or a part of the funds which represent such participant's beneficial interest in the assets of the 401(k) Plan to the Employer Stock Fund. Benjamin Franklin Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as "ERISA." Benjamin Franklin Bank may amend the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Benjamin Franklin Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is subject to many of the provisions of ERISA, your benefits under the 401(k) Plan are not guaranteed by the Pension Benefit Guaranty Corporation.

      Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan prior to your termination of employment with Benjamin Franklin Bank. Federal law may also impose an excise tax on withdrawals made from the 401(k) Plan prior to your attainment of age 59 1/2, subject to certain exceptions.

      Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. Benjamin Franklin Bank qualifies these summaries in their entirety by the full text of the 401(k) Plan.

      You may obtain copies of the 401(k) Plan document by sending a request to:
Plan Administrator, Thomas Forese, Jr., Savings Banks Employees Retirement Association, 69 Cummings Park, Woburn, Massachusetts 01801. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

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ELIGIBILITY AND PARTICIPATION

      Any employee of Benjamin Franklin Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following completion of three months of service and attainment of age twenty-one. For purposes of the 401(k) Plan, you do not have to complete a designated number of hours of service within the three-month period.

      As of [DATE], there were approximately [__] employees eligible to participate in the Plan and [___] employees participating by making elective payroll contributions to the 401(k) Plan.

CONTRIBUTIONS UNDER THE PLAN

      401(k) Plan Participant Contributions. The 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan in amounts ranging from 1% to 75% of compensation, subject to annual dollar limits imposed by law. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the beginning of the next payroll period, by submitting an appropriate form to the Human Resources Department.

      Benjamin Franklin Bank Contributions. Pursuant to the 401(k) Plan, Benjamin Franklin Bank makes matching contributions equal to 200% of each participant's deferred compensation for the 401(k) Plan each year, up to a maximum of 3% of such participant's compensation. Amounts deferred in excess of 3% of a participant's compensation are not subject to matching contributions.

LIMITATIONS ON CONTRIBUTIONS

      Limitation on Employee Salary Deferral. Although the 401(k) Plan permits you to defer up to 75% of your compensation, by law, your total pre-tax deferrals under the 401(k) Plan, together with similar plans, may not exceed $14,000 for 2005 (plus an additional $4,000 for participants who are 50 years of age or older). The IRS will periodically increase this annual limitation. Contributions in excess of this limitation ("excess deferrals") will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral (together with any income allocable thereto) is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

      Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under the 401(k) Plan and other defined contribution plans during any plan year may not exceed $42,000 for 2005.

      Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

      In general, a Highly Compensated Employee includes any employee who (1) was a five percent owner of the employer at any time during the year or preceding year; or (2) had compensation for the

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preceding year in excess of $90,000 and, if the employer so elects, was in the top 20% of employees by compensation for the year. The dollar amounts in the foregoing sentence are for 2005. Such amounts may be adjusted annually to reflect increases in the cost of living.

      In order to prevent the disqualification of the 401(k) Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any plan year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following plan year. Benjamin Franklin Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the plan year to which such excess contributions relate.

      Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a Top-Heavy Plan (as defined below), Benjamin Franklin Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees (as defined below).

      In general, the 401(k) Plan will be regarded as a "Top-Heavy Plan" for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are Key Employees (as defined below) exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the plan year or any of the four preceding plan years, is (1) an officer of Benjamin Franklin Bank having annual compensation in excess of $135,000 who is in an administrative or policy-making capacity, (2) a more than 5% direct or indirect owner of Benjamin Franklin Bank, (or a family member of a more than 5% owner) or
(3) a 1% or more direct or indirect owner of Benjamin Franklin Bank having annual compensation in excess of $150,000. The dollar amounts in the foregoing sentence are for 2005.

INVESTMENT OF CONTRIBUTIONS

      All amounts credited to participants' accounts under the 401(k) Plan are held in the Plan trust. The trustee of the 401(k) plan is the Savings Bank Employees Retirement Association, or SBERA.

      Immediately prior to [INSERT DATE OF PROSPECTUS HERE], the 401(k) Plan offered the following investment choices:

      Money Market Account. This account seeks the maximum current income that is consistent with preservation of capital and liquidity. The account intends to maintain a consistent net cash value of $1.00 per share. The objective of the account is to consistently outperform the Lipper Average Money Market Fund Index. All Money Market Account assets are invested in short-term securities issued by the U.S. Government and agencies of the U.S. Government, with maturities of six months or less. Interest is calculated at the end of the month. Interest on withdrawals is calculated to the date of withdrawal. This account offers the lowest risk of all the SBERA investment options.

      Bond Account. This account seeks to provide a real rate of return after inflation with a high degree of stability and low volatility. The bond Account is invested in U.S. Government and other investment grade fixed income debt. The fund aims to match the performance of the Lehman Brothers Aggregate Bond Index, the most widely recognized benchmark for U.S. debt. The fund includes medium-to-high quality bonds with maturities of at least one year including government, corporate, mortgage-backed and asset-backed securities. The fund is broadly diversified across sectors, quality, coupon and time to maturity. The fund's duration is significantly lower than a long-term bond fund. As a result, the fund is likely to experience lower price volatility because its duration is significantly less than a less diversified, long-term bond fund. In periods of rising interest rates, the fund would be expected to lose

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less of its value than a long duration fund. However, in periods of declining interest rates, the expected return would be lower. Comprised entirely of fixed-income securities, the fund is exposed to a number of risks including interest rate, income, credit and prepayment risk. The fund has a moderate exposure to changes in interest rates, particularly increases in interest rates. The risk level is moderate to low.

      Equity Account. This account seeks long-term growth of capital and income by investing in common stock of domestic and foreign companies. The account is managed by nine investment advisors, each with a different investment mandate. The Equity Account offers the risk and return characteristics of domestic and international equities and predominately active portfolio management.

      Large Cap Value Account. This account's investment philosophy combines detailed fundamental research, bottom-up stock selection and portfolio construction, and disciplined management of portfolio volatility to achieve strong risk-adjusted returns over full market cycles. The account normally invests 90-100% of assets in highly liquid equity securities and up to 10% of assets in cash and cash equivalents. The account will normally hold between 50 and 60 securities and offers risk and return characteristics of domestic equities and active portfolio management.

      Large Cap Growth Account. This account uses a highly disciplined, mathematical investment strategy designed to seek long-term returns in excess of the target benchmark, while reducing the risk of significant under performance. The Large Cap Growth Account uses the S&P BARRA Growth Index as a benchmark.

      Mid-Large Cap Value Account. This account seeks superior total return with only a moderate degree of risk by investing primarily in U.S. dollar-denominated equity securities of companies with market capitalizations of at least $2 billion. The account seeks to achieve a total return greater than the S&P 500 over a full market cycle and indices comprised of value-oriented stocks over shorter periods. The account may invest in cash and cash equivalents but the account's investment in such instruments will generally not exceed 5% of its total assets. The account intends to be virtually fully invested in equity securities at all times. The account will typically hold between 40 and 45 securities.

      Index 500 Account. This account attempts to provide investment results that parallel the performance of the Standard & Poor's 500 Composite Stock Price Index. Given the objective, the account is expected to provide investors with long-term growth of capital and income. The Index 500 Account is designed for investors who want a low-cost method of consistently paralleling the return of the S&P 500 Index. The account provides investors with broad diversification and significantly less specific risk than a more concentrated portfolio.

      International Equity Account. This account seeks to provide long-term capital appreciation by investing in foreign equity securities. The fund invests in securities of foreign corporations that are traded on foreign exchanges or over-the-counter. The fund's basic approach to portfolio management is one of individual equity selection that seeks to identify undervalued stocks. The fund does not initially make industry or county allocations. As a result, country exposure may be concentrated at times, although prudent portfolio diversification practices are followed, designed to ensure that no sector becomes unduly overweighted. Under normal market conditions the fund invests at least 80% of assets in at least three countries not including the U.S.

      Small Cap Value Account. This account utilizes a highly disciplined, bottom-up value approach to investing. The process is intended to generate excess returns primarily through stock selection focusing on securities with attractive valuations within the Russell 2000 sectors that exhibit earnings growth. The strategy's goal is to outperform the Russell 2000 and Russell 2000 Value Indices over a full market cycle.

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This account's investment process and valuation discipline is designed to be conservative and less volatile than the market.

      Small Cap Growth Account. This account is grounded in the philosophy that superior investment returns are generated over the long term by investing in under-followed companies experiencing a dramatic acceleration in earnings and revenue growth. Dedicated to its investment style, the small cap growth's objective is to create a portfolio of aggressive small cap growth companies that can generate superior risk-adjusted rates of return over a full market cycle.

      LifePath Accounts. SBERA offers a series of LifePath accounts that are intended for participants who would rather leave their 401(k) account asset allocation decisions to a professional investment manager. Each fund utilizes a predetermined mix of specific asset classes with frequent re-balancing back to the fund's target allocation. The LifePath series includes five separate funds:
LifePath Retirement Account, LifePath 2010 Account, LifePath 2020 Account, LifePath 2030 Account and LifePath 2040 Account.

      The LifePath accounts are named for the approximate year in which the participants investing in the account are likely to begin withdrawing their money, i.e., the LifePath Retirement Account is designed for retirees already withdrawing their money, the LifePath 2040 Account is designed for participants planning to begin withdrawals around 2040. Each account has different asset allocations resulting from the different estimated investment horizons for each account. Each account is broadly diversified and monitored daily to ensure that each portfolio at all times will have the characteristics and asset allocation determined by the LifePath model. The portfolios are typically re-balanced 15-25 times a year. The typical re-balance is 2% of total assets, with an annual turnover of approximately 40%-45%. The risk and return characteristics of each account also depend on the expected investment horizon of the participants invested in each account. For instance, the LifePath Retirement Account, designed for individuals with a short investment horizon (participants already withdrawing their money) has the lowest risk factor and lowest expected return of the LifePath series. Conversely, the LifePath 2040 Account has the longest investment horizon resulting in the highest risk factor (invested primarily in equities) and the highest expected return of the LifePath series. As the investment horizon approaches for each LifePath Account, the asset allocation for such account is re-balanced to lower investment risk, with a corresponding reduction in expected return.

      In connection with the conversion, the 401(k) Plan now provides the Employer Stock Fund as an additional choice to these investment alternatives. The Employer Stock Fund will invest primarily in the common stock of Benjamin Franklin Bancorp. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balance in the Employer Stock Fund.

      No 401(k) Plan participant may direct the plan administrator to transfer in excess of 20% of the funds which represent such participant's beneficial interest in the assets of the 401(k) Plan to the Employer Stock Fund unless such participant has waived this limitation and signed a certificate that he or she understands the risk of Benjamin Franklin Bancorp stock ownership.

      A.    PREVIOUS FUNDS.

      Prior to the conversion and implementation of the Employer Stock Fund, contributions under the 401(k) Plan were invested in the funds specified below. The annual percentage return on these funds for the prior three years was:

                                    2004          2003             2002
                                 ---------      ---------      ------------
Money Market Account                  1.24%          1.05%         1.71%
Bond Account                          4.28%          4.10%        11.71%
Equity Account                       13.80%         31.46%       -25.47%
Large Cap Value Account              14.43%         29.30%       -23.90%(3)
Large Cap Growth Account             15.17%         14.70%(1)       N/A
Mid-Large Cap Value Account          11.40%         29.03%       -21.80%(3)
Index 500 Account                    10.87%         28.67%       -22.03%
International Equity Account         19.82%         28.71%       -16.89%
Small Cap Value Account              18.44%         39.24%        10.60%(4)
Small Cap Growth Account              7.66%         44.14%       -35.22%
LifePath Retirement Account           7.41%          6.60%(2)       N/A
LifePath 2010 Account                 8.64%          8.80%(2)       N/A
LifePath 2020 Account                10.16%         11.20%(2)       N/A
LifePath 2030 Account                11.36%         12.70%(2)       N/A
LifePath 2040 Account                12.04%         14.60%(2)       N/A

------------------
(1) This fund was made available on August 1, 2003; the return shown for 2003 reflects the annualized five-month return.

(2) This fund was made available on July 1, 2003; the return shown for 2003 reflects the annualized six-month return.

(3) This fund was made available on March 1, 2002; the return shown for 2002 reflects the annualized ten-month return.

(4) This fund was made available on August 1, 2002; the return shown for 2002 reflects the annualized five-month return.

B.    EMPLOYER STOCK FUND.

      The Employer Stock Fund will consist of investments primarily in the common stock of Benjamin Franklin Bancorp made on and after the effective date of the conversion. After the conversion, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of Benjamin Franklin Bancorp. Benjamin Franklin Bank expects that the trustee will make all purchases of common stock at prevailing market prices.

      As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of Benjamin Franklin Bancorp. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance of the Employer Stock Fund will depend on a number of factors, including the financial condition and profitability of Benjamin Franklin Bancorp and Benjamin Franklin Bank and market conditions for the common stock generally.

      Investments in the Employer Stock Fund may involve certain special risks in investments in the common stock of Benjamin Franklin Bancorp. For a discussion of these risk factors, see "Risk Factors" in the prospectus. No 401(k) Plan participant may direct the trustee to transfer in excess of 20% of the funds which represent such participant's beneficial interest in the assets of the 401(k) Plan to the Employer Stock Fund unless such participant has waived this limitation and signed a certificate that he or she understands the risk of Benjamin Franklin Bancorp stock ownership.

BENEFITS UNDER THE PLAN

      Vesting. At all times, you have a fully vested, nonforfeitable interest in your accounts under the 401(k) Plan.

WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(k) PLAN

      Withdrawals Prior to Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the 401(k) Plan by submitting a loan application to the plan administrator. Subject to nondiscriminatory approval by Benjamin Franklin Bank, you may also be eligible for hardship withdrawals. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution pro rata from the investment funds in which you have invested your account balances. Hardship withdrawals may not be paid back to the 401(k) Plan.

      Distribution Upon Retirement or Disability. Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. Distributions are payable to participants in lump sum unless you submit a form requesting installment payments to the plan administrator.

      Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

      Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death, the trustee will make your distribution on your normal retirement date, unless you request otherwise.

      Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void. However, there is an exception for a Qualified Domestic Relations Order (QDRO) or if you are a plan fiduciary and you are found guilty of a violation of the law involving the assets of the 401(k) Plan.

ADMINISTRATION OF THE PLAN

      Trustee. The Savings Bank Employees Retirement Association, or SBERA, is the trustee with respect to the 401(k) Plan and is is the named fiduciary of the 401(k) Plan for purposes of ERISA.

      The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

REPORTS TO PLAN PARTICIPANTS

      The plan administrator will furnish you a statement [AT LEAST QUARTERLY] showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

PLAN ADMINISTRATOR

      Currently, the plan administrator of the 401(k) Plan is Thomas Forese, Jr., SBERA, 69 Cummings Park, Woburn, Massachusetts 01801, (781) 938-6559. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

AMENDMENT AND TERMINATION

      Benjamin Franklin Bank intends to continue the 401(k) Plan indefinitely. Nevertheless, Benjamin Franklin Bank may terminate the 401(k) Plan in whole or in part at any time. If Benjamin Franklin Bank terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the 401(k) Plan, all participants affected by such termination shall become fully vested in their accounts. Benjamin Franklin Bank reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Benjamin Franklin Bank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

MERGER, CONSOLIDATION OR TRANSFER

      In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would (if either the 401(k) Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the 401(k) Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

      The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

      As a "qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

      (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

      (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

      (3) earnings of the plan are tax-deferred thereby permitting the tax-deferred accumulation of income and gains on investments.

      Benjamin Franklin Bank will administer the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Benjamin Franklin Bank receives an adverse determination letter regarding its tax-exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Benjamin Franklin Bank may be denied certain deductions taken with respect to the 401(k) Plan.

      Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance to the credit of the participant under this plan and all other profit sharing plans, if any, maintained by Benjamin Franklin Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to this plan and any other profit sharing plans maintained by Benjamin Franklin Bank which is included in the distribution.

      Distributions. Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account generally in accordance with the terms of the other plan or account.

      We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

ERISA AND OTHER QUALIFICATION

      As noted above, the 401(k) Plan is subject to certain provisions of ERISA and is intended to be a qualified retirement plan under the Internal Revenue Code.

RESTRICTIONS ON RESALE

      Any person receiving a distribution of shares of common stock under the 401(k) Plan who is an "affiliate" of Benjamin Franklin Bancorp under Rules 144 and 405 under the Securities Act of 1933, as amended (the "Securities Act") (e.g., directors, officers and substantial shareholders of Benjamin Franklin Bancorp) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act. Any person who may be an "affiliate" of Benjamin Franklin Bancorp may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of common stock acquired under the 401(k) Plan, or other sales of common stock.

      Persons who are not deemed to be "affiliates" of Benjamin Franklin Bancorp at the time of resale will be free to resell any shares of common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An "affiliate" of Benjamin Franklin Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Benjamin Franklin Bancorp. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of Benjamin Franklin Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only in "broker transactions" or through transactions with "market makers" without solicitation and only at a time when Benjamin Franklin Bancorp is current in filing the reports required of it under the 1934 Act.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

      Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Benjamin Franklin Bancorp. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 by the end of the second busines day after the day on which the change occurred, or annually on a Form 5 within 45 days after the close of Benjamin Franklin Bankcorp's fiscal year. Participation in the Employer Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than ten percent of common stock of Benjamin Franklin Bancorp must be reported to the SEC annually on a Form 5 by such individuals.

      In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by Benjamin Franklin Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

      The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of Section 16(b) persons.

      Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) persons may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following such distribution.

                   FINANCIAL INFORMATION REGARDING PLAN ASSETS

      Financial information representing the Statement of Net Assets Available for Plan Benefits at December 31, 2004 and 2003, and Statement of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2004 and 2003, are attached to this prospectus supplement.

                                  LEGAL OPINION

      The validity of the issuance of the common stock will be passed upon by Foley Hoag LLP, Boston, Massachusetts. Foley Hoag LLP acted as counsel for Benjamin Franklin Bancorp and Benjamin Franklin Bank in connection with the conversion.

             SBERA 401(k) PLAN AS ADOPTED BY BENJAMIN FRANKLIN BANK

    Statements of Net Assets Attributable to 401(k) Plan Participant Balances
                    December 31, 2004 and December 31, 2003

                                                                   December 31, 2004     December 31, 2003
                                                                   ------------------    -----------------
LOANS TO PARTICIPANTS .........................................       $  177,938           $  144,759

Investments, at fair value:....................................
  Interest in SBERA common/collective trust ...................        6,126,944            5,565,511
                                                                      ----------           ----------
  Net assets attributable to 401(k) plan participant balances..       $6,304,882           $5,710,270
                                                                      ==========           ==========

             SBERA 401(k) PLAN AS ADOPTED BY BENJAMIN FRANKLIN BANK

Statement of Changes in Net Assets Attributable to 401(k) Plan Participant Balances

FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003


                                                                       December 31, 2004         December 31, 2003
                                                                      ------------------        ------------------
Contributions:
   Employee...................................................        $          484,708        $          444,391
   Employer...................................................                   334,569                   411,765
   Employee Rollovers.........................................                   143,792                 1,015,327
   Loan Repayments............................................                     9,824                     6,355
                                                                      ------------------        ------------------

         Total Contributions..................................                   972,893                 1,877,838
                                                                      ------------------        ------------------
   Investment Income:
   Net investment gain from investment in SBERA common/
      collective trust .......................................                   473,010                   778,356
                                                                      ------------------        ------------------
   401(k) disbursements:
      Participant balances paid ..............................                   851,291                   289,714
   Net assets attributable to 401(k) plan participant balances
      Beginning of period ....................................                         0                    29,245
                                                                      ------------------        ------------------
      End of period ..........................................                 5,710,270                 3,373,035
                                                                      ------------------        ------------------

                                                                      $        6,304,882        $        5,710,270
                                                                      ==================        ==================

                             BENJAMIN FRANKLIN BANK
                                   401(k) PLAN
                        CONTRIBUTION AND INVESTMENT FORM

Name of Plan participant:__________________________________

Social Security Number:____________________________________

      1. Introduction. In connection with the mutual to stock conversion and offering to the public of the common stock of Benjamin Franklin Bancorp, Inc. ("conversion offering"), participants in the Benjamin Franklin Bank 401(k) Plan ("Plan") may direct a portion of their current Plan account balances into a new fund: the Employer Stock Fund. The funds in a participant's account that are transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Benjamin Franklin Bancorp, Inc. in the conversion offering.

      To direct the transfer of a portion of the funds currently credited to your account into the Employer Stock Fund, you must complete and file this form with the Human Resources Department by 10:00 a.m., Massachusetts time on [DATE], 2005. PLEASE NOTE THAT THIS DEADLINE IS EARLIER THAN THE END OF THE OFFERING PERIOD SET FORTH IN THE PROSPECTUS. If you need any assistance in completing this form, please contact Kathleen Sawyer at (508) 538-7000, ext 362.

      If you do not complete and return this form by 10:00 a.m., Massachusetts time on [DATE], 2005, the funds credited to your account under the 401(k) Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment directions have been provided.

      IF YOU DO NOT WISH TO PARTICIPATE IN THE CONVERSION OFFERING, YOU DO NOT NEED TO RETURN THIS FORM.

      2. Directions for Investing Current Fund Balances in Conversion Offering. Please indicate in the space below the percentage of your existing account balances you wish to transfer to the Employer Stock Fund to be used to purchase shares of Benjamin Franklin Bancorp, Inc. common stock in the conversion offering. The plan administrator will transfer the funds you wish to invest in the Employer Stock Fund, on a pro rata basis, from the funds in which your account balances are invested as of the date on which the transfer is made. If there are not sufficient shares available to satisfy your subscription in accordance with the subscription priorities described in the prospectus, any funds so transferred that are not applied toward the purchase of Benjamin Franklin Bancorp common stock will be treated as a new contribution to your account and will be invested in the funds you have previously designated for the investment of future contributions.

      Percentage of my existing account balances
      I wish to transfer to the Employer Stock Fund............    _____%

      PLEASE NOTE THAT YOU CANNOT TRANSFER MORE THAN 20% OF YOUR TOTAL 401(k) ACCOUNT BALANCE TO THE EMPLOYER STOCK FUND UNLESS YOU HAVE WAIVED THIS LIMITATION AND SIGNED A CERTIFICATE THAT YOU UNDERSTAND THE RISK OF BENJAMIN FRANKLIN BANCORP STOCK OWNERSHIP.

      3. Investment of Future Contributions. The transfer of a portion of your existing account balances to the Employer Stock Fund pursuant to section 2 above will not have any impact on the investment of future payroll and matching contributions to your 401(k) Plan account. Future payroll and matching contributions to your 401(k) Plan account will continue to be invested in accordance with your prior investment directions unless and until you elect to change your investment directions. Following completion of the conversion offering, the Employer Stock Fund will become one of the choices you may elect for investment of future contributions to your 401(k) Plan account.

      4. Subscription priority. Please check the one box that applies to you, as of the earliest date:

         a. [ ] I had a minimum of $50 on deposit at Benjamin Franklin Bank on May 31, 2003

         b. [ ] I had a minimum of $50 on deposit at Benjamin Franklin Bank on December 31, 2004

         c. [ ] I am an employee of Benjamin Franklin Bank who does not have a higher priority

         d. [ ] None of the above apply but I reside in one of the communities described on page_____of the prospectus.

      If you checked box (a) or (b), please provide the following information as of the applicable eligibility date (May 31, 2003 or December 31, 2004):

        Deposit account title (name(s) on account(s))   Account number(s)
        _____________________________________________   ________________________
        _____________________________________________   ________________________
        _____________________________________________   ________________________

      Attach a separate page if additional space is required. Not listing all eligible deposit accounts, or providing incorrect or incomplete information, could result in the loss of all or part of any share allocation.

      5. Authorization and Acknowledgment of Participant. I hereby authorize the plan administrator to direct the Plan trustee to reinvest a portion of my current 401(k) Plan account balance in the manner set forth in section 2 above. I understand that this Contribution and Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the prospectus and the prospectus supplement. I understand that by signing this Contribution and Investment Form, I am not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

___________________________________                     ________________________
Signature of Participant                                Date

      THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

                                        2